Exhibit 99.h.ii.(6)

ARIEL INVESTMENT TRUST

SIXTH AMENDMENT TO AMENDED AND RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS SIXTH AMENDMENT dated as of December 2, 2025 (the “Effective Date”), to the Amended and Restated Transfer Agent Servicing Agreement, dated as of January 1, 2016, as amended (the “Agreement”), is entered into by and between ARIEL INVESTMENT TRUST, a Massachusetts business trust, (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees listed in Exhibit E of the Agreement;

WHEREAS, Section 13 of the Agreement allows for its amendment by written agreement executed by the parties and authorized or approved by the Board of Trustees of the Trust; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. As of August 1, 2025, Exhibit E of the Agreement is hereby superseded and replaced in its entirety with the Exhibit E attached hereto.

2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

ARIEL INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Adam Nelson	By:	/s/ Gregory Farley
Name:	Adam Nelson	Name:	Gregory Farley
Title:	Vice President and Treasurer	Title:	Senior Vice President
Date:	January 15, 2026	Date:	January 15, 2026

Exhibit E

Transfer Agent Agreement – Ariel Investment Trust

Transfer Agent, Shareholder & Account Services Fee Schedule

[Redacted]

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